Calculation of Filing Fee Tables
S-3
Otis Worldwide Corp
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	2.875% Notes due 2027 (1)	457(r)	910,350,000		$ 908,110,539.00	0.0001531	$ 139,031.72
Fees to be Paid	2	Debt	2.875% Notes due 2027-Guarantee (2)	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 908,110,539.00		$ 139,031.72
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 139,031.72
Offering Note
[1]	(1) EUR 850,000,000 aggregate principal amount of 2.875% Notes due 2027 will be issued. Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended, based on the U.S. dollar/euro exchange rate of $1.0710 = EUR 1.00, as of November 8, 2024, as reported by the U.S. Federal Reserve on November 12, 2024.

[2]	(2) Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate registration fee is payable for the guarantee. The Notes were issued by Highland Holdings S.a.r.l. and guaranteed by Otis Worldwide Corporation. The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering.